Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Strong Third Quarter Fiscal 2022 Results
ATLANTA, July 28, 2022 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and nine months ended June 30, 2022.
“We generated very strong third quarter financial results,” said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. “Increases in both home prices and gross margin allowed us to significantly improve profitability despite continuing supply chain challenges. We also increased our lot position and reduced leverage as we continued to demonstrate positive results from our Balanced Growth strategy.”
Commenting on market conditions and updated fiscal 2022 full-year expectations, Mr. Merrill said, “The environment for new home sales became significantly more challenging during our third quarter, as higher mortgage rates and rapid inflation – among other macro-economic headwinds – negatively impacted homebuyer sentiment and behavior. While the structural demand for new homes remains quite strong, many prospective customers are delaying purchase decisions.”
“Despite near-term pressures on new home sales, the size of our backlog provides excellent visibility into full year financial results. Accordingly, we now expect to generate fiscal year 2022 earnings per share of approximately $6.50, inclusive of previously disclosed tax benefits of approximately $0.40 per share. We also expect to reduce debt below $1 billion by year end.”
Looking further out, Mr. Merrill concluded, “We remain confident in the long-term prospects of our business and the new home industry. The gap between the structural demand for homes and the likely supply of homes – which has given rise to a multimillion home deficit over the past decade – remains in place. In the quarters ahead, we expect consumers will adjust to a higher rate environment and that builders will modify the size, features and pricing of new homes to address affordability challenges. Balancing the opportunities and the challenges, we remain confident that we will be able to create durable value for our stakeholders, as we operate from a less leveraged and more efficient balance sheet and execute on our ESG initiatives.”
Beazer Homes Fiscal Third Quarter 2022 Highlights and Comparison to Fiscal Third Quarter 2021
•Net income from continuing operations of $54.3 million, or $1.76 per diluted share, compared to net income from continuing operations of $37.1 million, or $1.22 per diluted share, in fiscal third quarter 2021
•Adjusted EBITDA of $88.2 million, up 11.9%
•Homebuilding revenue of $523.2 million, down 7.7% on a 24.3% decrease in home closings to 1,043, partially offset by a 21.9% increase in average selling price to $501.7 thousand
•Homebuilding gross margin was 25.1%, up 490 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 28.1%, up 390 basis points
•SG&A as a percentage of total revenue was 11.8%, up 70 basis points year-over-year
•Net new orders of 925, down 22.9% on a 22.9% decrease in orders/community/month to 2.5 on a flat average community count of 123
•Backlog dollar value of $1,588.0 million, up 17.2% on a 22.0% increase in average selling price of homes in backlog to $528.8 thousand, partially offset by a 3.9% decrease in backlog units to 3,003
•Controlled lots of 24,899, up 26.0% from 19,761
•Land acquisition and land development spending was $159.5 million, up 11.5% from $143.0 million
•Retired $1.7 million of the 6.750% unsecured Senior Notes due March 2025
•Repurchased $2.5 million of shares through open market transactions
•Unrestricted cash at quarter end was $42.0 million; total liquidity was $290.2 million

The following provides additional details on the Company's performance during the fiscal third quarter 2022:
Profitability. Net income from continuing operations was $54.3 million, generating diluted earnings per share of $1.76. This included the impact of energy efficiency tax credits of $2.7 million, or $0.09 per share. Third quarter adjusted EBITDA of $88.2 million was up $9.4 million, or 11.9%, year-over-year. The increase in profitability was primarily driven by higher homebuilding gross margin.
Orders. Net new orders for the third quarter decreased to 925, down 22.9% from 1,199 in the prior year period. The decrease in net new orders was driven by a 22.9% decrease in sales pace to 2.5 orders per community per month, down from 3.2 in the prior year period. The cancellation rate for the quarter was 17.0%, up from 10.9% in the prior year period. Although up year-over year, the cancellation rate was well within our historical normal range.
Backlog. The dollar value of homes in backlog as of June 30, 2022 increased 17.2% to $1,588.0 million, representing 3,003 homes, compared to $1,354.6 million, representing 3,124 homes, at the same time last year. The average selling price of homes in backlog was $528.8 thousand, up 22.0% versus the previous year.
Homebuilding Revenue. Third quarter homebuilding revenue was $523.2 million, down 7.7% year-over-year. The decrease in homebuilding revenue was driven by a 24.3% decrease in home closings to 1,043 homes, partially offset by a 21.9% increase in the average selling price to $501.7 thousand.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 28.1% for the third quarter, up 390 basis points year-over-year, driven primarily by pricing increases and lower sales incentives.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 11.8% for the quarter, up 70 basis points year-over-year primarily due to decreases in closings and revenue, while SG&A on an absolute dollar basis decreased by $1.1 million, or 1.7%, year-over-year.
Land Position. Controlled lots increased 26.0% to 24,899, compared to 19,761 in the prior year. Excluding land held for future development and land held for sale lots, active controlled lots were 24,132, up 25.2% year-over-year. The Company had 12,571 lots, or 52.1% of its total active lots, under option contracts compared to 9,263 lots, or 48.1% of its total active lots, under option contracts a year ago.
Share and Debt Repurchases. The Company repurchased $1.7 million of its outstanding 6.750% unsecured Senior Notes due March 2025 at an average price of $94.423 per $100 principal amount. In addition, the Company repurchased $2.5 million of shares through open market transactions during the quarter.
Liquidity. At the close of the third quarter, the Company had approximately $290.2 million of available liquidity, including $42.0 million of unrestricted cash.
Commitment to ESG
In May 2022, the Company received the 2022 ENERGY STAR Partner of the Year - Sustained Excellence Award for the seventh consecutive year from the U.S. Environmental Protection Agency (EPA) and the U.S. Department of Energy (DOE). This award highlights the Company’s dedication to continually enhancing the energy efficiency of its homes and as a result making the total cost of homeownership more affordable for the customer.
Demonstrating recognition for the Company's efforts to create and sustain a strong reputation among employees, shareholders, customers and other partners, Beazer Homes was ranked first among construction companies in Newsweek's inaugural list of America's Most Trusted Companies 2022. This award was presented to the Company in April 2022 by Newsweek and Statista Inc. America's Most Trusted Companies 2022 were identified based on an independent survey of approximately 50,000 U.S. residents who rated companies they knew from the perspective of customers, investors and employees.

Summary results for the three and nine months ended June 30, 2022 are as follows:

	Three Months Ended June 30,
	2022	2021		Change*
New home orders, net of cancellations	925	1,199		(22.9)%
Orders per community per month	2.5	3.2		(22.9)%
Average active community count	123	123		—%
Actual community count at quarter-end	124	120		3.3%
Cancellation rates	17.0%	10.9%	610	bps

Total home closings	1,043	1,378		(24.3)%
Average selling price (ASP) from closings (in thousands)	$501.7	$411.4		21.9%
Homebuilding revenue (in millions)	$523.2	$566.9		(7.7)%
Homebuilding gross margin	25.1%	20.2%		490 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	25.1%	20.3%		480 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	28.1%	24.2%		390 bps

Income from continuing operations before income taxes (in millions)	$67.5	$47.9		40.7%
Expense from income taxes (in millions)	$13.2	$10.8		21.7%
Income from continuing operations, net of tax (in millions)	$54.3	$37.1		46.2%
Basic income per share from continuing operations	$1.78	$1.24		43.5%
Diluted income per share from continuing operations	$1.76	$1.22		44.3%

Net income	$54.3	$37.1		46.3%

Land and land development spending (in millions)	$159.5	$143.0		11.5%

Adjusted EBITDA (in millions)	$88.2	$78.8		11.9%
LTM Adjusted EBITDA (in millions)	$302.8	$263.7		14.8%
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	Nine Months Ended June 30,
	2022	2021		Change*
New home orders, net of cancellations	3,357	4,495		(25.3)%
LTM orders per community per month	3.1	4.0		(22.5)%
Cancellation rates	13.5%	11.0%	250	bps

Total home closings	3,140	3,880		(19.1)%
ASP from closings (in thousands)	$470.4	$396.5		18.6%
Homebuilding revenue (in millions)	$1,477.2	$1,538.6		(4.0)%
Homebuilding gross margin	23.3%	18.7%		460 bps
Homebuilding gross margin, excluding I&A	23.3%	18.7%		460 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	26.5%	22.9%		360 bps

Income from continuing operations before income taxes (in millions)	$163.6	$96.5		69.6%
Expense from income taxes (in millions)	$29.7	$22.6		31.2%
Income from continuing operations, net of tax (in millions)	$133.9	$73.8		81.4%
Basic income per share from continuing operations	$4.39	$2.47		77.7%
Diluted income per share from continuing operations	$4.35	$2.44		78.3%

Net income	$133.9	$73.7		81.8%

Land and land development spending (in millions)	$422.8	$349.9		20.8%

Adjusted EBITDA (in millions)	$226.7	$186.6		21.5%
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	As of June 30,
	2022	2021	Change
Backlog units	3,003	3,124	(3.9)%
Dollar value of backlog (in millions)	$1,588.0	$1,354.6	17.2%
ASP in backlog (in thousands)	$528.8	$433.6	22.0%
Land and lots controlled	24,899	19,761	26.0%
Conference Call
The Company will hold a conference call on July 28, 2022 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the pass code “8571348". A replay of the conference call will be available, until 10:00 PM ET on August 4, 2022 at 888-566-0401 (for international callers, dial 203-369-3040) with pass code “3740.”
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the cyclical nature of the homebuilding industry and further deterioration in homebuilding industry conditions; (ii) continued increases in mortgage interest rates and reduced availability of mortgage financing due to, among other factors, recent and likely continued actions by the Federal Reserve to address sharp increases in inflation; (iii) other economic changes nationally and in local markets, including changes in consumer confidence, wage levels, declines in employment levels, and an increase in the number of foreclosures, each of which is outside our control and affects the affordability of, and demand for, the homes we sell; (iv) continued supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances; (v) continued shortages of or increased costs for labor used in housing production, and the level of quality and craftsmanship provided by such labor; (vi) potential negative impacts of the COVID-19 pandemic, which, in addition to exacerbating each of the risks listed above and below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials, including lumber, or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option contract abandonments; (vii) factors affecting margins, such as increased sales incentives and mortgage rate buy down programs; decreased revenues; decreased land values underlying land option agreements; increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; not being able to pass on cost increases through pricing increases; (viii) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (ix) our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets

(including market volatility) or adverse credit market conditions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (x) market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital); (xi) inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled; (xii) changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes; (xiii) increased competition or delays in reacting to changing consumer preferences in home design; (xiv) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xv) the potential recoverability of our deferred tax assets; (xvi) increases in corporate tax rates; (xvii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xviii) the results of litigation or government proceedings and fulfillment of any related obligations; (xix) the impact of construction defect and home warranty claims; (xx) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xxi) the impact of information technology failures, cybersecurity issues or data security breaches; (xxii) the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water; (xxiii) the success of our ESG initiatives, including our ability to meet our goal that every home we build will be Net Zero Energy Ready by 2025 as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Net Zero future; and (xxiv) terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
in thousands (except per share data)	2022	2021	2022	2021
Total revenue	$526,666	$570,932	$1,489,321	$1,549,360
Home construction and land sales expenses	394,201	455,178	1,138,771	1,259,922
Inventory impairments and abandonments	—	231	935	696
Gross profit	132,465	115,523	349,615	288,742
Commissions	16,277	20,955	48,668	58,346
General and administrative expenses	45,760	42,186	129,057	119,903
Depreciation and amortization	3,189	3,689	9,101	10,494
Operating income	67,239	48,693	162,789	99,999
Equity in income of unconsolidated entities	3	313	454	424
Gain (loss) on extinguishment of debt, net	86	(1,050)	(78)	(1,613)
Other income (expense), net	134	(10)	405	(2,356)
Income from continuing operations before income taxes	67,462	47,946	163,570	96,454
Expense from income taxes	13,150	10,804	29,685	22,633
Income from continuing operations	54,312	37,142	133,885	73,821
Income (loss) from discontinued operations, net of tax	12	(7)	(4)	(161)
Net income	$54,324	$37,135	$133,881	$73,660
Weighted-average number of shares:
Basic	30,512	30,022	30,480	29,915
Diluted	30,872	30,562	30,806	30,292

Basic income (loss) per share:
Continuing operations	$1.78	$1.24	$4.39	$2.47
Discontinued operations	—	—	—	(0.01)
Total	$1.78	$1.24	$4.39	$2.46
Diluted income (loss) per share:
Continuing operations	$1.76	$1.22	$4.35	$2.44
Discontinued operations	—	—	—	(0.01)
Total	$1.76	$1.22	$4.35	$2.43

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Capitalized Interest in Inventory	2022	2021	2022	2021
Capitalized interest in inventory, beginning of period	$112,686	$113,414	$106,985	$119,659
Interest incurred	18,728	19,270	55,292	58,517
Interest expense not qualified for capitalization and included as other expense	—	(212)	—	(2,781)
Capitalized interest amortized to home construction and land sales expenses	(15,679)	(22,529)	(46,542)	(65,452)
Capitalized interest in inventory, end of period	$115,735	$109,943	$115,735	$109,943

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	June 30, 2022	September 30, 2021
ASSETS
Cash and cash equivalents	$42,039	$246,715
Restricted cash	39,762	27,428
Accounts receivable (net of allowance of 284 and $290, respectively)	25,137	25,685
Income tax receivable	9,929	9,929
Owned inventory	1,858,851	1,501,602
Investments in unconsolidated entities	897	4,464
Deferred tax assets, net	179,038	204,766
Property and equipment, net	24,971	22,885
Operating lease right-of-use assets	10,641	12,344
Goodwill	11,376	11,376
Other assets	15,759	11,616
Total assets	$2,218,400	$2,078,810
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$145,864	$133,391
Operating lease liabilities	12,155	14,154
Other liabilities	155,176	152,351
Total debt (net of debt issuance costs of $7,752 and $8,983, respectively)	1,049,078	1,054,030
Total liabilities	1,362,273	1,353,926
Stockholders’ equity:
Preferred stock (par value 0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value 0.001 per share, 63,000,000 shares authorized, 31,275,185 issued and outstanding and 31,294,198 issued and outstanding, respectively)	31	31
Paid-in capital	863,520	866,158
Accumulated deficit	(7,424)	(141,305)
Total stockholders’ equity	856,127	724,884
Total liabilities and stockholders’ equity	$2,218,400	$2,078,810

Inventory Breakdown
Homes under construction	$976,590	$648,283
Land under development	659,057	648,404
Land held for future development	19,879	19,879
Land held for sale	13,598	9,179
Capitalized interest	115,735	106,985
Model homes	73,992	68,872
Total owned inventory	$1,858,851	$1,501,602

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
SELECTED OPERATING DATA	2022	2021	2022	2021
Closings:
West region	666	765	1,934	2,164
East region	212	330	709	874
Southeast region	165	283	497	842
Total closings	1,043	1,378	3,140	3,880

New orders, net of cancellations:
West region	576	715	2,063	2,613
East region	192	263	712	940
Southeast region	157	221	582	942
Total new orders, net	925	1,199	3,357	4,495

	As of June 30,
Backlog units:	2022	2021
West region	1,782	1,814
East region	614	690
Southeast region	607	620
Total backlog units	3,003	3,124
Aggregate dollar value of homes in backlog (in millions)	$1,588.0	$1,354.6
ASP in backlog (in thousands)	$528.8	$433.6

in thousands	Three Months Ended June 30,		Nine Months Ended June 30,
SUPPLEMENTAL FINANCIAL DATA	2022	2021	2022	2021
Homebuilding revenue:
West region	$324,074	$294,834	$883,453	$805,617
East region	112,237	160,393	354,948	410,350
Southeast region	86,918	111,703	238,765	322,609
Total homebuilding revenue	$523,229	$566,930	$1,477,166	$1,538,576

Revenue:
Homebuilding	$523,229	$566,930	$1,477,166	$1,538,576
Land sales and other	3,437	4,002	12,155	10,784
Total revenue	$526,666	$570,932	$1,489,321	$1,549,360

Gross profit:
Homebuilding	$131,549	$114,710	$344,255	$287,003
Land sales and other	916	813	5,360	1,739
Total gross profit	$132,465	$115,523	$349,615	$288,742

Reconciliation of homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These measures should not be considered alternative to homebuilding gross profit and gross margin determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended June 30,				Nine Months Ended June 30,
in thousands	2022		2021		2022		2021
Homebuilding gross profit/margin	$131,549	25.1%	$114,710	20.2%	$344,255	23.3%	$287,003	18.7%
Inventory impairments and abandonments (I&A)	—		231		495		696
Homebuilding gross profit/margin excluding I&A	131,549	25.1%	114,941	20.3%	344,750	23.3%	287,699	18.7%
Interest amortized to cost of sales	15,679		22,529		46,542		65,199
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales	$147,228	28.1%	$137,470	24.2%	$391,292	26.5%	$352,898	22.9%

Reconciliation of Adjusted EBITDA to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position, and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended June 30,		Nine Months Ended June 30,		LTM Ended June 30, (a)
in thousands	2022	2021	2022	2021	2022	2021
Net income	$54,324	$37,135	$133,881	$73,660	$182,242	$97,338
Expense from income taxes	13,152	10,801	29,683	22,587	28,597	31,351
Interest amortized to home construction and land sales expenses and capitalized interest impaired	15,679	22,529	46,542	65,452	68,380	96,179
Interest expense not qualified for capitalization	—	212	—	2,781	—	4,876
EBIT	83,155	70,677	210,106	164,480	279,219	229,744
Depreciation and amortization	3,189	3,689	9,101	10,494	12,583	15,300
EBITDA	86,344	74,366	219,207	174,974	291,802	245,044
Stock-based compensation expense	1,983	3,194	6,515	9,254	9,428	14,421
(Gain) loss on extinguishment of debt	(86)	1,050	78	1,613	490	1,613
Inventory impairments and abandonments (b)	—	231	935	696	1,092	1,333
Restructuring and severance expenses	—	—	—	(10)	—	(54)
Litigation settlement in discontinued operations	—	—	—	120	—	1,380
Adjusted EBITDA	$88,241	$78,841	$226,735	$186,647	$302,812	$263,737
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."